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                             ARTHUR ANDERSEN LLP

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Global Crossing (Cayman) Ltd.
(formerly Global Crossing Ltd., LDC):

As independent public accountants, we hereby consent to the incorporation by reference in the Form 10-K of Global Crossing (Cayman) Ltd. (formerly Global Crossing Ltd., LDC) ("Old GCL"), of our report dated March 26, 1999, relating to the balance sheets of Old GCL as of December 31, 1998 and 1997, and the related statements of operations, changes in stockholder's (stockholders') equity and cash flows for the year ended December 31, 1998 and for the period from March 19, 1997 (Date of Inception) to December 31, 1997, which report is incorporated by reference or included in the annual report on Form 10-K of Old GCL for the year ended December 31, 1998 and for the period from March 19, 1997 (Date of Inception) through December 31, 1997.

Grand Cayman, B.W.I.
March 26, 1999

/s/ Arthur Andersen LLP